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                      September 25, 2020

       Susan Swabey
       Company Secretary
       Smith & Nephew plc
       Building 5, Croxley Park, Hatters Lane
       Watford, Hertfordshire WD18 8YE

                                                        Re: Smith & Nephew plc
                                                            Form 20-F for the
Fiscal Year Ended December 31, 2019
                                                            Filed March 2, 2020
                                                            File No. 001-14978

       Dear Ms. Swabey:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Life Sciences